Exhibit 10.32
THE BANK OF NEW YORK MELLON CORPORATION
EXECUTIVE SEVERANCE PLAN
(AS AMENDED AND RESTATED BY HRCC
EFFECTIVE MARCH 1, 2026)
1.Purpose. The purpose of The Bank of New York Mellon Corporation Executive Severance Plan (the “Plan”) is to retain certain senior executives of the Corporation by reason of providing appropriate severance benefits, and to ensure their continued dedication to their duties in connection with a Change in Control (as defined in Section 2(e) below).
2.Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:
(a)“Annual Incentive Award” means the annual incentive awarded to a Participant by the Corporation from time to time, including any cash and non-cash portions of such incentive, whether payable currently or on a deferred basis; provided, however, that any long-term component of an annual incentive award (other than time- vested restricted stock or restricted stock units) shall not be deemed to be annual incentives for purposes of this definition.
(b)“Base Salary” means the Participant’s annual rate of base salary for the year in which the Participant’s Date of Termination occurs (or, if greater, for the year before the year of termination).
(c)“Board” means the Board of Directors of the Corporation and, after a Change in Control, the “board of directors” of the Parent Corporation or Surviving Corporation, as the case may be, as defined for purposes of Section 2(e).
(d)“Cause” shall have the meaning in the award agreement for the Participant’s most recently granted equity-based award; provided, that in the event the Participant has never been granted an equity-based award, “Cause” means any of the following with respect to such a Participant:
(i)The Participant’s gross negligence in the performance of his or her duties or failing to perform the duties of employment, including, without limitation, failure to comply with any lawful directive from the Corporation or a Subsidiary, after demand for substantial performance has been given by the Board, any officer of the Corporation to whom the Participant reports or any higher level officer that specifically identifies how the Participant has not substantially performed his or her responsibilities; provided, however, that following a Change in Control, in order to terminate a Participant’s employment under this Section 2(d)(i), such failure must be determined to be willful. A Participant’s failure to perform under this Section 2(d)(i) does not, however, include failure resulting from the Participant’s incapacity due to mental or physical illness or injury or from any permitted leave required by law or any failure after the Participant gives notice of termination for Good Reason or the Corporation gives notice of termination other than for Cause or Disability;

(ii)The Participant’s violation of the Corporation’s Code of Conduct or any of the policies of the Corporation governing the conduct of the Corporation’s business or the Participant’s employment with the Corporation, including without limitation, those relating to discrimination and retaliation;
(iii)The Participant’s conviction of, or plea of guilty or nolo contendere to, a crime or offense constituting a felony (or its equivalent under Applicable Laws outside of the United States), or to any other crime or offense involving moral turpitude, dishonesty, fraud, breach of trust, money laundering, or any other offense that may preclude the Participant from being employed with a financial institution;
(iv)The Participant engaging in any misconduct which has the effect or potential effect of being injurious to the Corporation or a Subsidiary, including but not limited to, its reputation;
(v)The Participant’s fraud or dishonesty, including but not limited to, the Participant taking actions or failing to take actions in a manner intending to result in personal gain;
(vi)The Participant’s breach of his or her fiduciary duties to the Corporation or any of its Subsidiaries; or
(vii)If the Participant is employed outside the United States, any other circumstances (beyond those listed above) that permit the immediate termination of the Participant’s employment without notice or payment in accordance with the terms of the Participant’s employment agreement or Applicable Laws.
For this definition, no act or omission by a Participant will be “willful” unless it is made by the Participant in bad faith or without a reasonable belief that such act or omission was in the best interests of the Corporation and its Subsidiaries and any act or omission by a Participant based on authority given pursuant to a resolution duly adopted by the Board or the HRCC, on the advice of counsel for the Corporation or on the instruction of any officer of the Corporation to whom the Participant reports or any higher level officer will be deemed made in good faith and in the best interests of the Corporation.
(e)“Change in Control” means the occurrence of any one of the following events:
(i)During any period of not more than two (2) years, the Incumbent Directors no longer represent a majority of the Board. “Incumbent Directors” are (A) the members of the Board as of the effective date of the Plan and (B) any individual who becomes a director subsequent to the effective date of the Plan whose appointment or nomination was approved by at least a majority of the Incumbent Directors then on the Board (either by specific vote or by approval, without prior written notice to the Board objecting to the nomination, of a proxy statement in which the member was named as nominee). However, the Incumbent Directors will not include anyone who becomes a member of the Board after the date hereof as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board, including as a result of any appointment, nomination or other agreement intended to avoid or settle a contest or solicitation;
(ii)There is a beneficial owner of securities entitled to 30% or more of the total voting power of the Corporation’s then-outstanding securities in respect of the election of the Board (the “Voting Securities”), other than (A) the Corporation, any Subsidiary of it or any employee benefit plan or related trust sponsored or maintained by the Corporation or any Subsidiary of it; (B) any underwriter temporarily holding securities pursuant to an offering of them; (C) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of an Excluded Transaction (as defined in Section 2(e)(iii)); or (D) anyone who becomes a beneficial owner of that percentage of Voting Securities as a result of a transaction in which Voting Securities are acquired from the Corporation, if the transaction is approved by a majority of the Incumbent Directors in a resolution that expressly states that the transaction is not a Change in Control under this Section 2(e); or
(iii)Consummation of a merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Corporation (a “Reorganization”) or a sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Corporation’s consolidated assets (a “Sale”) other than an Excluded Transaction. A Reorganization or Sale is an “Excluded Transaction” if immediately following it: (A) 50% or more of the total voting power of the Surviving Corporation’s then-outstanding securities in respect of the election of directors (or similar officials in the case of a non-corporation) is represented by Voting Securities outstanding immediately before the Reorganization or Sale or by securities into which such Voting Securities were converted in the Reorganization or Sale; (B) there is no beneficial owner of securities entitled to 30% or more of the total voting power of the then-outstanding securities of the Surviving Corporation in respect of the election of directors (or similar officials in the case of a non- corporation); and (C) a majority of the board of directors of the Surviving Corporation (or similar officials in the case of a non-corporation) were Incumbent Directors at the time the Board approved the execution of the initial agreement providing for the Reorganization or Sale. The “Surviving Corporation” means in a Reorganization, the entity resulting from the Reorganization or in a Sale, the entity that has acquired all or substantially all of the assets of the Corporation, except that, if there is a beneficial owner of securities entitled to 95% of the total voting power (in respect of the election of directors or similar officials in the case of a non- corporation) of the then-outstanding securities of the entity that would otherwise be the Surviving Corporation, then that beneficial owner will be the Surviving Corporation. (Any Reorganization or Sale which does not satisfy all of the criteria specified in (A), (B) and (C) shall be deemed a “Qualifying Transaction”); or

(iv)The stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation.
(f)“CIC Termination Period” means the period of time beginning with a Change in Control and ending two (2) years following such Change in Control.
(g)“Code” means the Internal Revenue Code of 1986, as amended.
(h)“Corporation” means The Bank of New York Mellon Corporation.
(i)“Date of Termination” means (i) the effective date on which the Participant’s employment by the Corporation terminates as specified in a prior written notice by the Corporation or the Participant, as the case may be, to the other, delivered pursuant to Section 8 or (ii) if the Participant’s employment by the Corporation terminates by reason of death, the date of death of the Participant.
(j)“Disability” shall mean long-term disability under the terms of the Corporation’s long-term disability plan, as then in effect.
(k)“Good Reason” means the occurrence, following a Change in Control, of one or more of the following circumstances, without the Participant’s prior written consent, and which circumstance(s) are not cured by the Corporation within thirty (30) days after receipt of a written notice from the Participant describing the circumstances that constitute Good Reason:
(i)any material and adverse change in the Participant’s duties or responsibilities with the Corporation, except as required by law, rule or regulation;
(ii)any (1) reduction in the Participant’s rate of annual base salary, or (2) material reduction in the Participant’s overall aggregate annual compensation opportunities. With respect to clause (2) above, the Participant acknowledges that a reduction in incentive compensation opportunities does not constitute Good Reason hereunder so long as the reduction has resulted merely from a pay mix change determined in accordance with applicable opportunity guidelines or consensus market data or law, rule or regulation;
(iii)any requirement that the Participant be based at an office located outside of the country in which the Participant’s office is located immediately prior to the Change in Control; or
(iv)any other action or inaction by the Corporation (or a Successor) that constitutes a material breach of this Plan (including but not limited to the Corporation’s failure to obtain from any Surviving Corporation the assent to assume this Plan contemplated by Section 7 hereof).
If the Participant does not provide written notice to the Corporation within forty-five (45) days after the initial existence of an event constituting Good Reason has occurred and terminate employment within ten (10) business days following the end of the thirty (30) day cure period (if the event constituting Good Reason has not been cured during that period), that event will no longer constitute Good Reason. For purposes of clause (1) of Section 2(k)(ii) above, an immaterial or inadvertent reduction in a Participant’s rate of annual base salary that is not taken in bad faith and that is remedied by the Corporation promptly after receipt of notice thereof given by the Participant shall not constitute Good Reason. The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacity due to mental or physical illness and the Participant’s continued employment through the above-mentioned forty-five (45) day notice or thirty (30) day cure periods shall not constitute consent to, or a waiver of rights with respect to, any other event or condition constituting Good Reason.
(l)“HRCC” means the Human Resources and Compensation Committee of the Board.
(m)“Investigation” means an investigation authorized by the Board, a self- regulatory organization empowered with self-regulatory responsibilities under federal or state laws or a governmental department or agency.
(n)“Participant” means each of the senior executives of the Corporation, who is selected by the HRCC (or its delegate(s)) in its sole discretion for coverage by this Plan.
(o)“Pro-rata Annual Incentive Award” means (i) an annual incentive award, including any cash or non-cash portions of such incentive, whether payable currently or on a deferred basis, for the Corporation’s fiscal year in which the Participant’s Date of Termination occurs pursuant to any applicable annual incentive award plan and as determined by the HRCC after initially considering whether the Participant was actively employed for a sufficient portion of the year to warrant an annual incentive award and the following factors, as applicable: (A) actual full year corporate and business unit performance results for the year of termination, (B) the Participant’s individual performance, (C) any risk assessment adjustment based on the HRCC’s assessment, and (D) any other performance assessments and any applicable annual incentive award plan, multiplied by (ii) a fraction the numerator of which shall be the number of days the Participant was employed by the Corporation during the fiscal year in which the Date of Termination occurred and the denominator of which is three hundred sixty-five (365).
(p)“Qualifying Termination” means a termination of the Participant’s employment with the Corporation (i) by the Corporation other than for Cause or (ii) by the Participant for Good Reason after a Change in Control. Termination of the Participant’s employment on account of death, Disability, by the Corporation for Cause or by the Participant other than for Good Reason shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

(q)“Section 409A” means Section 409A of the Code, and the final Treasury Regulations issued thereunder.
(r)“Subsidiary” means any corporation or other entity in which the Corporation has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Corporation has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.
(s)“Termination Annual Incentive Award” means the Annual Incentive Award paid to the Participant for the year prior to the year of termination.
3.Payments Upon Termination of Employment.
(a)Non-Change in Control Qualifying Termination. If during a period of time which is not a CIC Termination Period under the Plan, the employment of the Participant is terminated by the Corporation other than for Cause, then, subject to the Participant’s execution of a Separation Agreement and Release substantially in the form attached to this Plan as Exhibit A (the “Separation Agreement and Release”), which shall be provided to the Participant no later than five (5) days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the sixtieth (60th) day following the Date of Termination (the “Release Period”), the Corporation shall provide to the Participant:
(i)a cash payment equal to the Participant’s Base Salary; and
(ii)a Pro-rata Annual Incentive Award for the Corporation’s fiscal year in which the Participant’s Date of Termination occurs, subject to each of the following: (1) the Pro-rata Annual Incentive Award shall not exceed the Participant’s annual incentive award, including any cash or non-cash portions of such incentive, whether payable currently or on a deferred basis, for the year prior to the year in which the Participant’s Date of Termination occurs, (2) any cash and non-cash portions of the Pro-rata Annual Incentive Award shall be paid or awarded and shall become payable, in each case, at the same time(s) as annual incentives for the fiscal year in which the Participant’s Date of Termination occurs are paid or awarded and become payable to other similarly situated executives of the Corporation,(3) the HRCC may determine the form(s) of such Pro-rata Annual Incentive Award in its discretion, and (4) any portion of such Pro-rata Annual Incentive Award that is intended to be exempt from Section 409A as a “short-term deferral” (within the meaning of Section 409A) shall be paid no later than March15th of the year following the year during which the Date of Termination occurred; and
(iii)for one (1) year after the Participant’s Date of Termination, the Participant, his or her spouse and his or her dependents will continue to be entitled to participate in the Corporation’s group health plans in which the Participant participates immediately prior to his or her Date of Termination at the same rate as paid by similarly situated employees from time to time in accordance with the terms and conditions of the Corporation’s applicable group health plans; provided that to the extent that such health plan does not permit continuation of the Participant’s or his or her spouse’s or dependents’ participation throughout such period, the Corporation shall provide the Participant, on the first business day of each calendar quarter, in advance, with an amount in cash which is equal to the Corporation’s cost of providing such benefits for such quarter, less the applicable employee rate for participation; and
(iv)for a period of one (1) year following the Participant’s Date of Termination, the Corporation shall make certain executive-level outplacement services available to the Participant, as provided by the outplacement providers with whom the Corporation has a relationship at the time of the Participant’s Date of Termination.
The cash payment specified in paragraph (i) of this Section 3(a) shall be paid in equal installments in accordance with the Corporation’s regular payroll practice over the twelve (12) month period following the Participant’s Date of Termination, with such payments commencing on the Corporation payroll date immediately following the sixty-fifth (65th) day following the Date of Termination and the first such payment to include, as applicable, any such amounts that would otherwise have been paid through such payroll date; provided, however, that if the Release Period crosses two calendar years, such payments, as well as the payments contemplated by paragraphs (ii), (iii) and (iv) of this Section 3(a), will be paid or will begin being paid in the second of the two years if necessary to avoid taxation under Section 409A. Notwithstanding the foregoing, in the event that a majority of the Incumbent Directors approves the resolution described in Section 2(e)(ii)(D) above that expressly states that a transaction is not a Change in Control under Section 2(e), but such transaction qualifies as a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5)(i), then the payment due under paragraph (i) of this Section 3(a), to the extent it shall become payable, shall be paid at the time and in the form set forth in the first sentence of the flush paragraph of Section 3(b) below.
(b)Post-Change in Control Qualifying Termination. If, during the CIC Termination Period, the employment of the Participant is terminated pursuant to a Qualifying Termination, then, subject to the Participant’s execution of a Separation Agreement and Release, which shall be provided to the Participant no later than five (5) days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the end of the Release Period, the Corporation shall provide to the Participant:
(i)a lump sum cash payment equal to the result of multiplying (A) the sum of (x) the Participant’s Base Salary, plus (y) the Participant’s Termination Annual Incentive Award by (B) two (2); and
(ii)a cash payment equal to the Participant’s Pro-rata Annual Incentive Award for the Corporation’s fiscal year in which the Participant’s Date of Termination occurs; provided that, for purposes of this Section 3(b)(ii), such Pro-Rata Annual Incentive Award, shall be no less than the Participant’s pro-rated annual incentive award, including any cash or non-cash portions of such incentive, whether payable currently or on a deferred basis, for the year prior to the year in which the Participant’s Date of Termination occurs; and
(iii)for two (2) years after Participant’s Date of Termination, Participant, his or her spouse and his or her dependents will continue to be entitled to participate in the Corporation’s group health plans in which the Participant participates immediately prior to his or her Date of Termination at the same rate as paid by similarly situated employees from time to time in accordance with the terms and conditions of the Corporation’s applicable group health plans; provided, that to the extent that such health plan does not permit continuation of the Participant’s or his or her spouse’s or dependents’ participation throughout such period, the Corporation shall provide the Participant, on the first business day of each calendar quarter, in advance, with an amount in cash which is equal to the Corporation’s cost of providing such benefits for such quarter, less the applicable employee rate for participation; and
(iv)for a period of one (1) year following the Participant’s Date of Termination, the Corporation shall make certain executive-level outplacement services available to the Participant, as provided by the outplacement providers with whom the Corporation has a relationship at the time of Participant’s Date of Termination.
The cash payments specified in paragraphs (i) and (ii) of this Section 3(b) shall be paid on the sixty-fifth (65th) day (or the next following business day if the sixty-fifth (65th) day is not a business day) following the Date of Termination (but in any event no later than March 15th of the year following the year in which the Date of Termination occurs) and the first such payment to include, as applicable, any such amounts that would otherwise have been paid through such payroll date; provided, however, that if the Release Period crosses two calendar years, such payments, as well as the payments contemplated by paragraphs (iii) and (iv) of this Section 3(b), will be paid or will begin being paid in the second of the two years if necessary to avoid taxation under Section 409A. Notwithstanding the foregoing, in the event that the Change in Control does not qualify as a “change in control event” within the meaning of Treasury Regulation 1.409A-3(i)(5)(i), then the payments due under paragraphs (i) and (ii) of this Section 3(b) shall be paid at the time and in the form as set forth in the flush paragraph of Section 3(a) above.
(c)Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy, or other arrangement or individual contract or under any statute, rule or regulation. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Section 3, the HRCC is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan.

4.Withholding Taxes. The Corporation shall withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Corporation is or may be required to withhold therefrom.
5.Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Corporation or involving the failure or refusal of the Corporation to perform fully in accordance with the terms hereof, each party shall be responsible for its own legal fees and related expenses, if any, incurred in connection with such contest or dispute; provided, however, that, with respect to any contest or dispute arising after a Change in Control, in the event the Participant substantially prevails with respect to such contest or dispute, the Corporation shall reimburse the Participant on a current basis for all reasonable legal fees and related expenses incurred by the Participant in connection with such contest or dispute, which reimbursement shall be made within thirty (30) days after the date the Corporation receives the Participant’s statement for such fees and expenses.
6.Scope of Plan. Nothing in this Plan shall be deemed to entitle the Participant to continued employment with the Corporation or its Subsidiaries.
7.Successors; Binding Agreement.
(a)This Plan shall not be terminated by any Reorganization or Sale. In the event of any Reorganization or Sale, the provisions of this Plan shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Corporation hereunder.
(b)The Corporation agrees that in connection with any Reorganization or Sale it will cause any successor entity to the Corporation unconditionally to assume all of the obligations of the Corporation hereunder. Failure of the Corporation to obtain such assumption prior to the effectiveness of any such Reorganization or Sale that constitutes a Change in Control, shall be a breach of this Plan and shall constitute Good Reason hereunder and shall entitle the Participant to compensation and other benefits from the Corporation in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant’s employment were terminated following a Change in Control by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such Reorganization or Sale becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by a Participant.
(c)The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.
8.Notice. (a) For purposes of this Plan, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid and addressed as follows:
If to the Participant: the address listed as the Participant’s address in the Corporation’s personnel files.
If to the Corporation:
The Bank of New York Mellon Corporation
Attention: General Counsel
240 Greenwich Street
New York, NY 10286
or, in each case, to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(b)    A written notice of the Participant’s Date of Termination by the Corporation or the Participant, as the case may be, to the other, shall indicate the specific termination provision in this Plan relied upon. The failure by the Participant or the Corporation to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Corporation hereunder or preclude the Participant or the Corporation from asserting such fact or circumstance in enforcing the Participant’s or the Corporation’s rights hereunder.
9.Full Settlement; Resolution of Disputes and Costs.
(a)In no event shall the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as provided in the Separation Agreement and Release, such amounts shall not be reduced whether or not the Participant obtains other employment.
(b)Any dispute or controversy arising under or in connection with this Plan, or its exhibits shall be settled exclusively by confidential arbitration in New York by three arbitrators in accordance with the applicable arbitration rules of the American Arbitration Association (the “AAA”) then in effect; provided, however, that the Corporation may seek injunctive relief in aid of arbitration in any court of competent jurisdiction, with respect to Participant’s obligations pursuant to Section 20. One arbitrator shall be selected by the Corporation, the other by the Participant and the third jointly by these arbitrators (or if they are unable to agree within thirty (30) days of the commencement of arbitration, the third arbitrator will be appointed by the AAA). Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Notwithstanding anything in this Plan to the contrary, any arbitration panel that adjudicates any dispute, controversy or claim arising between a Participant and the Corporation, or any of their delegates or successors, in respect of a Participant’s Qualifying Termination that occurs after a Change in Control, will apply a de novo standard of review to any determinations made by such person. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to any such person or characterization of any such decision by such person as final, binding or conclusive on any party.
10.Employment with Subsidiaries. Employment with the Corporation for purposes of this Plan shall include employment with any Subsidiary.
11.Survival. The respective obligations and benefits afforded to the Corporation and the Participant as provided in Sections 3 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Plan), 4, 5, 7(c), 9 and 20 shall survive the termination of this Plan.
12.GOVERNING LAW; VALIDITY. EXCEPT TO THE EXTENT THIS PLAN IS SUBJECT TO ERISA, THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS PLAN (INCLUDING, WITHOUT LIMITATION, SECTION 20 HEREOF) SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS PLAN, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.
13.Amendment and Termination. The HRCC may amend or terminate the Plan at any time without the consent of the Participants; provided, however, that during a period commencing on a Change in Control and ending on the second anniversary of the Change in Control, Participants must be given at least twelve (12) months’ notice of amendments that are adverse to the interests of the Participants (except that termination of a Participant’s participation in the Plan may be made with three (3) months’ notice) or planned termination of the Plan and provided, further, that any termination or amendments to the Plan that are adverse to the interests of any Participant and made in anticipation of a Change in Control shall give a Participant the right to enforce his or her rights pursuant to Section 15. Notwithstanding the foregoing, during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control, the Plan may not be amended or terminated by the HRCC (or any successor committee thereto), any Participant’s participation hereunder may not be terminated, and the Policy (as defined below) may not be amended by the Board, in each case, in any manner which is materially adverse to the interests of any Participant without the prior written consent of such Participant.
14.Interpretation and Administration. The Plan shall be administered by the HRCC (or any successor committee). The HRCC (or any successor committee) shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administration of the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (vi) to delegate its responsibilities and authority hereunder. Actions of the Board or the HRCC (or any successor committee) shall be taken by a majority vote of its members.

15.Claims and Appeals. Participants may submit claims for benefits by giving notice to the Corporation pursuant to Section 8 of this Plan. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the HRCC in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the HRCC shall notify the applicant in writing of such denial within thirty (30) days (which may be extended to sixty (60) days under special circumstances), with such notice setting forth: (i) the specific reasons for the denial; (ii) the Plan provisions upon which the denial is based; (iii) any additional material or information necessary for the applicant to perfect his or her claim; and (iv) the procedures for requesting a review of the denial. Upon a denial of a claim by the HRCC, the Participant may: (i) request a review of the denial by the HRCC or, where review authority has been so delegated, by such other person or entity as may be designated by the HRCC for this purpose; (ii) review any Plan documents relevant to his or her claim; and (iii) submit issues and comments to the HRCC or its delegate that are relevant to the review. Any request for review must be made in writing and received by the HRCC or its delegate within sixty (60) days of the date the applicant received notice of the initial denial, unless special circumstances require an extension of time for processing. The HRCC or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling shall be made within thirty (30) days of the date the HRCC or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than sixty (60) days after receipt of the request for review. All extensions of time permitted by this Section 15 will be permitted at the sole discretion of the HRCC or its delegate. If the HRCC does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim shall be deemed denied.
16.Type of Plan. This Plan is intended to be, and shall be interpreted as an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and under Sections 201, 301 and 401 of ERISA, as a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees (i.e., a “top hat” plan).
17.Nonassignability. Benefits under the Plan may not be assigned by the Participant. The terms and conditions of the Plan shall be binding on the successors and assigns of the Corporation.
18.Section 409A.
(a)This Plan is intended to comply with the requirements of Section 409A or an exemption therefrom and shall be interpreted, administered and construed to comply with the requirements of Section 409A or an exemption therefrom. To the extent a Participant would otherwise be entitled to any payment or benefit that under this Plan, or any plan or arrangement of the

Corporation or its affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid or provided during the six (6) months beginning on the Participant’s Date of Termination would be subject to additional taxation under Section 409A because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Corporation) the payment or benefit will be paid or provided (or will commence being paid or provided, as applicable) to the Participant on the earlier of the six (6) month anniversary of the Participant’s Date of Termination or the Participant’s death. In addition, any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Participant only upon a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). Each severance payment made under this Plan shall be deemed to be separate payments, and amounts payable under Section 3 of this Plan shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.
(b)Notwithstanding anything to the contrary in this Plan or elsewhere, any payment or benefit under this Plan or otherwise that is exempt from Section 409A pursuant to final Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Participant only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the Participant’s second taxable year following the Participant’s taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the Participant’s third taxable year following the taxable year in which the Participant’s “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one (1) calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Plan or elsewhere, in the event that a Participant waives the provisions of another severance or change in control agreement or arrangement to participate in this Plan and such participation in this Plan is later determined to be a “substitution” (within the meaning of Section 409A) for the benefits under such agreement or arrangement, then any payment or benefit under this Plan that such Participant becomes entitled to receive during the remainder of the waived term of such agreement or arrangement shall be payable in accordance with the time and form of payment provisions of such agreement or arrangement.
19.Certain Reductions; Recoupment. Notwithstanding anything herein to the contrary, any payments or benefits payable to a Participant under this Plan shall be subject to reduction to the extent that such payment or benefit would exceed the amount permitted to be paid under the Corporation’s Policy Regarding Shareholder Approval of Future Senior Officer Severance Arrangements as in effect as of the date of termination or, if earlier, immediately prior to a Change in Control (the “Policy”), as in effect from time to time, and such amounts are not approved by, or are not submitted for the approval of, the Corporation’s shareholders in accordance with such policy. Notwithstanding anything in this Plan to the contrary, in no event shall any payment or benefit under this Plan be paid, provided or accrued, if any such payment, provision or accrual would be in violation of applicable law, rule or regulation (“Applicable Law”). In addition, to the extent that any provision of Applicable Law or any recoupment policy or practice of the Corporation as in effect from time to time requires any payments or benefits paid (or provided or to be paid or provided) to a Participant to be forfeited or recouped from the Participant, each such payment or benefit shall be subject to forfeiture or recoupment, as applicable, and such Participant’s right to receive or retain each such payment or benefit shall terminate. Without limiting the foregoing, if the Corporation reasonably believes that a Participant engaged in fraud, or directly or indirectly caused or contributed to any financial restatement or other irregularity during the performance period to which a cash incentive award paid hereunder relates, the Corporation may require the Participant to repay some or all of such award within three (3) years after the award date.
20.Continuing Obligations. A Participant’s right to receive and retain the severance payments and other benefits set forth in this Plan shall be contingent on the Participant’s compliance with the terms and conditions of (i) this Plan (including, without limitation, the Participant’s obligations under this Section 20), (ii) the Separation Agreement and Release, and (iii) any other additional restrictive covenants to which the Participant is bound under other agreements with the Corporation or other Corporation plans or policies applicable to the Participant, it being understood that to the extent the Participant is subject to any other restrictive covenants that are more restrictive than the Participant’s obligations under this Plan, the most restrictive of such restrictive covenants permitted by law shall apply, and those restrictive covenants are incorporated herein by reference with respect to such Participant and shall remain in full force and effect.
In the event a Participant, directly or indirectly breaches any terms or conditions of this Plan (including, without limitation, this Section 20), the Separation Agreement and Release, or any other additional restrictive covenants to which the Participant is bound under other agreements with the Corporation or other Corporation plans or policies applicable to the Participant (as contemplated in the preceding paragraph), in each case, as determined by the Corporation at its discretion, the Participant will immediately cease participating in this Plan and shall forfeit all rights and benefits under this Plan, including, without limitation, the right to receive any unpaid severance payments and other benefits under the Plan and, may be required to repay to the Corporation any severance payments (including the Pro-rata Annual Incentive Award) and any other benefits already paid or provided to the Participant under this Plan. For the avoidance of doubt, the foregoing remedies are in addition to the injunctive relief set forth in Section 20(h), any remedies set forth under the terms of such other applicable other agreements with the

Corporation or other Corporation plans or policies applicable to the Participant, and any other remedies permitted by law.
(a)Confidential Information. Subject to Section 20(f) below, to the fullest extent permitted by law, following a Participant’s Date of Termination, the Participant (i) shall continue to hold in a fiduciary capacity for the benefit of the Corporation all information the Participant has been given or to which the Participant will have access or become informed of, directly or indirectly, which the Corporation or any of its Subsidiaries or affiliates possess or have access and which relates to the Corporation or any of its Subsidiaries, is not generally known to the public or in the trade or is a competitive asset and/or otherwise constitutes a “trade secret,” as that term is defined by applicable laws, of the Corporation or any of its Subsidiaries (“Confidential Information”), which will have been obtained by the Participant during the Participant’s employment with the Corporation and any of its Subsidiaries or affiliates, and (ii) shall not, except as may be required or appropriate in connection with carrying out the Participant’s duties, or as permitted by Section 20(f) below, divulge or disclose to any third party or entity any trade secrets or other proprietary or confidential information pertaining to the Corporation or any of its Subsidiaries or use such secrets or information without the prior written consent of the General Counsel of the Corporation. Confidential Information does not include information which: (i) was or becomes generally available to the public other than as a result of disclosure by the Participant or any of the Participant’s agents, advisors or representatives or the wrongdoing of a third party; (ii) was within the Participant’s possession prior to its being furnished to the Participant by or on behalf of the Corporation or any of its Subsidiaries, provided that the source of the information was not bound by a confidentiality agreement with the Corporation or otherwise prohibited from transmitting the information to the Participant by a contractual, legal or fiduciary obligation or otherwise wrongfully came into possession of such information; or (iii) was or becomes available to the Participant on a non-confidential basis from a source other than the Corporation or any of its Subsidiaries, provided that such source is not bound by a confidentiality agreement with the Corporation or otherwise prohibited from transmitting the information to the Participant by a contractual, legal or fiduciary obligation or otherwise wrongfully came into possession of such information
(b)Non-solicitation of employees and customers. For the one year period following a Participant’s Date of Termination in the event of a Qualifying Termination under Section 3(a) above or, for the two year period following a Participant’s Date of Termination in the event of a Qualifying Termination under Section 3(b) above, the Participant shall not, directly or indirectly, (without the prior written consent of the Corporation): (i) solicit, divert or appropriate, or attempt to solicit, divert or appropriate for the benefit of any Competitive Enterprise any client or prospective client of the Corporation or any of its Subsidiaries with whom the Participant had contact, or with respect to whom the Participant obtained or had access to Confidential Information, or whose identity the Participant learned, during the Participant’s employment with the Corporation; (ii) interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Corporation or any of its Subsidiaries and any of its respective clients or prospective clients with whom the Participant had contact, or with respect to whom the Participant obtained or had access to Confidential Information, or whose identity the Participant learned, during the Participant’s employment with the Corporation, or otherwise cause, induce or encourage any such client to diminish or terminate its relationship with the Corporation or any of its Subsidiaries; or (iii) hire or employ any employee or contractor of the Corporation or any of its Subsidiaries, or influence, solicit or induce such an individual or entity to terminate or diminish their employment or engagement, whichever is applicable, with the Corporation or any of its Subsidiaries. For purposes of this Section 20, “prospective clients” means any person or entity with whom the Corporation or any of its Subsidiaries is or was engaged for the purposes of entering into a client or business relationship within the twelve (12) months preceding the Participant’s Date of Termination.
(c)Non-compete. For the one year period following the Participant’s Date of Termination in the event of a Qualifying Termination under Section 3(a) above, or for the two year period following a Participant’s Date of Termination in the event of a Qualifying Termination under Section 3(b) above, the Participant shall not, directly or indirectly, (without the prior written consent of the Corporation): (i) associate (including as a director, officer, employee, partner, consultant, investor, agent or advisor) with a Competitive Enterprise; or (ii) transact business on behalf of a Competitive Enterprise. For purposes of this Plan, “Competitive Enterprise” means any business enterprise, person or entity: (i) that is a member of any of the Corporation’s competitive peer groups as disclosed in the Corporation’s proxy statement that was most recently filed with the Securities and Exchange Commission preceding the Participant’s Date of Termination; or (ii) that is otherwise engaged in or is undertaking efforts to engage in any actual or planned substantially similar service offering of the Corporation or any of its Subsidiaries, product line of the Corporation or any of its Subsidiaries, or any other business of the Corporation or any of its Subsidiaries within the two (2) years preceding the Participant’s Date of Termination; or (iii) or for whom the Participant would otherwise be performing services through which the Participant would disclose or inevitably disclose Confidential Information. However, nothing in this Section 20 shall preclude the Participant from investing their personal assets in the securities of any Competitive Enterprise if such securities are (i) traded on a national stock exchange or in the over-the-counter market and if such investment is as a passive investor and if such investment does not result in the Participant beneficially owning, at any time, more than 5% of the publicly-traded equity securities of such competitor; or (ii) not traded on a national stock exchange or in the over-the-counter market and if such investment is as a passive investor and such investment does not result in the Participant beneficially owning, at any time, more than 5% of any class of equity securities of such competitor. The Corporation’s and its Subsidiaries’ business is global in nature, and in light of the Participant’s executive level role and responsibilities and their access to Confidential Information concerning the Corporation’s and its Subsidiaries’ global operations, in providing their services to the Corporation, the Participant will have a material presence or influence on behalf of the Corporation throughout the world. In light of current technology, the Participant’s services and the business of any Competitive Enterprise can be conducted anywhere in the world. For the sake of clarity, the foregoing non-compete restriction does not prohibit the Participant from being employed by the government or a not-for profit organization (i.e., an organization exempt from local and national tax laws).

(d)Non-Disparagement. Subject to Section 20(f) below, to the fullest extent permitted by law, following a Participant’s Date of Termination, the Participant shall not, directly or indirectly, make, issue, authorize or publish any comments or statements (orally or in writing) to the media, including without limitation traditional vehicles and social media, to any individual or entity with whom or which the Corporation, or any of its Subsidiaries or affiliates has a business relationship, or to any other individual or entity, which disparages, criticizes or otherwise reflects adversely upon the Corporation, any of its subsidiaries, affiliates, its employees officers or directors.
(e)Cooperation. Following a Participant’s Date of Termination, the Participant agrees to fully cooperate with the Corporation with respect to any past, present or future legal matters that relate to or arise out of the Participant’s employment with the Corporation, subject to reimbursement for actual, appropriate and reasonable out-of- pocket expenses incurred by the Participant. The term “cooperation” does not mean that a Participant must provide information that is favorable to the Corporation; it means only that a Participant will provide information within a Participant’s knowledge and possession upon the Corporation’s request.
(f)Communications with regulators. Nothing in this Plan prohibits the Participant or the Corporation from filing a charge or complaint with, communicating directly with, providing information or reporting possible violations to, or participating or cooperating with the Equal Employment Opportunity Commission (the “EEOC”), the Financial Industry Regulatory Authority, the Department of Justice, the Securities and Exchange Commission, Congress, the Inspector General, or any other governmental agency, entity, legislative body, or any self-regulatory organization (each, a “Governmental Authority”), nor does anything in this Plan prohibit Participant or the Corporation from making other disclosures or communications that are protected under the provisions of any federal, state or local law or regulation; provided, however, that Participant may not disclose Corporation information that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or the attorney work product doctrine. The Corporation does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. In addition, it is understood that this Plan shall not require a Participant to notify the Corporation of a request for information from any Governmental Authority or of a Participant’s decision to file a charge with or participate in an investigation conducted by any Governmental Authority. Notwithstanding the foregoing, a Participant recognizes that, in connection with the provision of information to any Governmental Authority, a Participant must inform such Governmental Authority that the information a Participant is providing is confidential. In addition, this Plan does not prohibit a Participant or the Corporation from disclosing Confidential Information (as defined in Section 20(a) above) in any of the following circumstances: (i) where disclosure is required by a court order or subpoena; (ii) where disclosure is necessary in the course of a legal proceeding regarding this Plan (provided appropriate measures are taken to protect such Confidential Information in any public filing); (iii) when necessary to make a report to, or file a charge or complaint with a Governmental Authority; or (iv) when necessary to participate, cooperate, or testify in any investigation or proceeding that is conducted before a Governmental Authority. As soon as a Participant reasonably believes Participant may have to disclose Confidential

Information under the circumstances of clauses (i) or (ii), Participant agrees to promptly notify the Corporation’s General Counsel of the substance and circumstances of the disclosure (unless prohibited by law) so that the Corporation can take timely action to protect its interests. Participant does not need the prior authorization of the Corporation to make any reports or disclosures under the circumstances of clauses (iii) or (iv), and Participant is not required to notify the Corporation that Participant has made such reports or disclosures. Additionally, pursuant to the Federal Defend Trade Secrets Act of 2016, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x)(i) in confidence to a Governmental Authority, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (y) to Participant’s attorney in relation to a lawsuit for retaliation against Participant for reporting a suspected violation of law; or (z) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing herein shall be construed to prevent or limit a Participant from recovering a bounty or award for providing information to any Governmental Authority (except for the EEOC or a similar state agency) concerning any suspected violation of law.
(g)Validity. Notwithstanding any provision to the contrary herein, the covenants and post-employment restrictions contained in this Section 20 are reasonable under the circumstances, valid in duration and scope, and necessary to protect the Corporation’s Confidential Information. It is the desire and intent of the Corporation and each Participant that the covenants and post-employment restrictions contained in this Section 20 shall be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any term or provision of the covenants or post-employment restrictions contained in this Section 20 or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants so as to render such provision or portion thereof enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Section 20 shall be considered divisible as to such provision, which shall become null and void, leaving the remainder in full force and effect.
(h)Injunctive Relief. In the event of a breach or threatened breach of this Section 20, each Participant agrees that the Corporation will be entitled to injunctive relief in aid of arbitration pursuant to Section 9(b) from a court of appropriate jurisdiction to remedy any such breach or threatened breach.
(i)Notice to New Employers. Before a Participant accepts employment with any other person or entity while any of Section 20(a), (b) or (c) is in effect, the Participant shall provide the prospective employer with written notice of the provisions of Section 20(a), (b) and (c) and will deliver a copy of the notice to the Corporation.
21.Effective Date. The Plan shall be effective as of March 1, 2026.

Appendix A
Reduction of Certain Payments by the Corporation
(a)Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Corporation (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of a Participant (whether pursuant to the terms of this Plan or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to a Participant under this Plan to the maximum amount that could be paid to a Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide a Participant with a greater after tax amount than if such amounts were not reduced, then the amounts payable to the Participant under this Plan shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under paragraph (i) and then paragraph (ii) of Section 3(a) or Section 3(b), as applicable, unless an alternative method of reduction is elected by the Participant within thirty (30) days after first becoming eligible to participate in this Plan.
(b)All determinations required to be made under this Appendix A, including the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a public accounting firm that is retained by the Corporation as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and the Participant within fifteen (15) business days of the receipt of notice from the Corporation or the Participant that there has been a Payment, or such earlier time as is requested by the Corporation (collectively, the “Determination”). For the avoidance of doubt, the Accounting Firm may use the Option Redetermination amount in determining the reduction of the Payments to the Safe Harbor Cap. Notwithstanding the foregoing, in the event (i) the HRCC shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the HRCC shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation, and the Corporation shall enter into any agreement reasonably requested by the Accounting Firm in connection with the performance of the services hereunder. If the Accounting Firm determines that no Excise Tax is payable by a Participant, it shall furnish the Participant with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Participant’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Participant with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Corporation and the Participant.
In the event that the Corporation determines that the value of any accelerated vesting of stock options held by the Participant shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), the Participant shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Excise Tax to the Corporation; provided that the Corporation shall pay on a current basis all reasonable professional fees incurred in the preparation of the Participant’s amended federal income tax return. In the event that amounts payable to the Participant under this Plan were reduced pursuant to paragraph (a) and subsequently the Participant determines there has been an Option Redetermination that reduces the value of the Payments attributable to such options, the Corporation shall pay to the Participant (on the first business day of the calendar month following the month the Option Redetermination is made) any amounts payable under this Plan that were not previously paid solely as a result of the reduction required pursuant to Paragraph (a) up to the Safe Harbor Cap plus interest, from the date the Participant files the amended return as provided above, at the three (3) month Treasury Bill rate.

[NOTE: The following agreement is intended for use for US-based Participants. Non-US-based Participants will be subject to an agreement in the form normally used in the relevant jurisdiction by the Corporation, the effect of which is substantially similar to this Exhibit A.]
EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE (HEREIN “AGREEMENT”)
The Bank of New York Mellon Corporation (the “Corporation”) and [NAME] (“Executive”) agree as follows:
1.Date of Termination. Executive’s employment with the Corporation will terminate effective [DATE] (the “Date of Termination”) pursuant to Section 3 of the Corporation’s Executive Severance Plan (the “Severance Plan”). Any references to employment with the Corporation (or cessation thereof) for purposes of this Agreement includes employment with any of the Corporation’s subsidiaries.
2.Severance Benefits. In consideration for Executive’s undertakings herein, the Corporation will make payments and provide benefits in accordance with Section 3 of the Severance Plan (the “Severance Benefits”). The Severance Benefits will be paid or provided in accordance with the Severance Plan. Provision of the Severance Benefits is contingent upon the timely execution of this Agreement by Executive and the non-revocation of the same and Executive’s compliance with all terms and conditions of this Agreement, the Severance Plan and any other obligations. Executive agrees that if this Agreement does not become effective, the Corporation shall not be required to provide any Severance Benefits to Executive pursuant to this Agreement or the Severance Plan and shall be entitled to recover any such Severance Benefits already provided (including interest thereon).
3.Confidential Information; Non-Solicitation; Non-Compete. Executive represents that Executive has returned to the Corporation all property or information, including, without limitation, all reports, files, memos, plans, lists, or other records (whether electronically stored or not) belonging to the Corporation or its affiliates, including copies, extracts or other documents derived from such property or information. Executive will immediately forfeit all rights and benefits under this Agreement, the Severance Plan, and any individual equity award agreements including, without limitation, the right to receive or retain any Severance Benefits or to continued vesting of equity, if Executive, directly or indirectly (a) at any time divulges or discloses to any third party or entity any trade secrets or other proprietary or confidential information pertaining to the Corporation or any of its affiliates or uses such secrets or information without the prior written consent of the General Counsel of the Corporation; or (b) breaches any of Executive’s post termination obligations to the Corporation pursuant to this Agreement or an individual agreement, including but not limited to non-solicitation, confidentiality and/or non-competition restrictions in Sections 20(a), (b)

and (c) of the Severance Plan, Executive’s equity award agreements, and, if applicable, other agreements. Executive agrees to the post-employment restrictive covenants contained in Sections 20(a), (b) and (c) of the Severance Plan, acknowledges and agrees that such post-employment restrictive covenants are in full force and effect, and acknowledges and agrees that such post-employment restrictive covenants are incorporated herein by reference as if fully set forth herein (with such interpretive modifications as are necessary to preserve the intent and meaning of such provisions). For the avoidance of doubt, it is understood that to the extent Executive is subject to various restrictive covenants, the most restrictive of such restrictive covenants permitted by law shall apply.
4.Non-Disparagement. In accordance with the Severance Plan, subject to Sections 6 and 7 of this Agreement and to the fullest extent permitted by law, Executive shall not, directly or indirectly, make, issue authorize or publish any comments or statements (orally or in writing) to the media (including without limitation traditional vehicles and social media), to any individual or entity with whom or which the Corporation or any of its subsidiaries or affiliates has a business relationship, or to any other individual or entity, which disparages, criticizes or otherwise reflects adversely upon the Corporation or any of its subsidiaries or affiliates, its employees, officers or directors.
5.Cooperation. Following the Date of Termination, Executive agrees to fully cooperate with the Corporation to respond to requests by the Corporation for information concerning any past, present or future legal matters, including, but not limited to, litigation, regulatory or investigation proceedings, involving facts or events relating to the Corporation or its subsidiaries that may be within Executive’s knowledge. Executive will cooperate fully with the Corporation with respect to any past, present or future legal matters involving facts or events relating to the Corporation or its subsidiaries that may be within Executive’s knowledge, to the extent the Corporation reasonably deems Executive’s cooperation necessary. Executive will be entitled to reimbursement of reasonable out-of-pocket expenses (not including counsel fees) incurred in connection with fulfilling Executive’s obligations under this Section 5. The term “cooperation” does not mean that the Executive must provide information that is favorable to the Corporation; it means only that the Executive will provide information within the Executive’s knowledge and possession upon the Corporation’s request.
6.Communications with Regulators. Nothing in this Agreement or the Severance Plan prohibits or interferes with Executive’s right or the Corporation’s right to make any disclosure of relevant and necessary information in any action or proceeding relating to this Agreement or as otherwise required by law or legal process. In addition, nothing in this Agreement or the Severance Plan prohibits or interferes with Executive’s or Executive’s attorney’s right: (a) to initiate communications directly with, or report or disclose possible violations of law or regulation to any governmental agency or entity, legislative body, or any self-regulatory organization, including but not limited to the Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”), Financial Industry Regulatory Authority (“FINRA”), the Equal Employment

Opportunity Commission (“EEOC”), or Congress (each such agency, entity, body and organization, a “Governmental Authority”) and such reports or disclosures do not require prior notice to, or authorization from, the Corporation; or (b) participate, cooperate, or testify in any action, investigation or proceeding with, provide information to, or respond to any inquiry from any Governmental Authority or the Corporation’s Legal or Compliance Departments and such communications do not require prior notice to, or authorization from, the Corporation. However, with respect to such communications, reports, participation, cooperation or testimony to Governmental Authorities, as set forth above in clauses (a) and (b) of this paragraph, Executive shall not disclose privileged communications with counsel for the Corporation. The Corporation does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. To the extent permitted by law, upon receipt of a subpoena, court order or other legal process compelling the disclosure of any information, Executive will promptly give advance written notice to the Corporation in accordance with Section 22 of this Agreement so as to provide the Corporation an opportunity to protect its interests in confidentiality to the fullest extent possible, unless the subpoena, court order or other legal process pertains to an action described above in clauses (a) and (b) of this paragraph, in which event no such notice is required. In addition, it is understood that Executive is not required to notify the Corporation of a request for information from any Governmental Authority or of Executive’s decision to file a charge with or participate in an investigation conducted by any Governmental Authority. Nothing in this Agreement or in the Severance Plan limits Executive’s right to receive an award for information provided to the SEC or any other Governmental Authority.
Notwithstanding any confidentiality and non-disclosure obligations Executive may have, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
7.Filed Actions. Except as permitted in Section 6 or for any charge, complaint, or communication with any Governmental Authority (including but not limited to the SEC), Executive hereby represents that Executive has not filed any action, complaint, charge, grievance or arbitration against the Corporation or any of its affiliates in connection with any matters relating, directly or indirectly, to Executive’s employment, and covenants and agrees not to file any such action, complaint or arbitration or commence any other judicial or arbitral proceedings against the Corporation or any of its affiliates with respect to events occurring prior to the termination of Executive’s employment with the Corporation or any affiliates thereof. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Executive from filing a charge or lawsuit challenging the validity of the waiver and release contained herein under Older Workers Benefit Projection Act of 1990 (“OWBPA”) with respect to claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) but, to the extent Executive successfully challenges the validity of the waiver and subsequently receives any personal or monetary relief in connection with an age discrimination claim, that relief will be offset and reduced by any amounts the Corporation paid Executive pursuant to this Agreement and the Severance Plan. Additionally, Executive understands that nothing contained in this Agreement shall prevent Executive from filing a charge of discrimination with, cooperating or participate in, an investigation or proceeding conducted by the EEOC or a similar state agency; provided, however, Executive will be precluded from recovering monetary damages or any other form of personal relief in connection with any such charge, investigation or proceeding. Nothing in this Agreement or in the Severance Plan limits Executive’s right to receive an award for information provided to the SEC or any other Governmental Authority.
8.General Release. In consideration of the valuable consideration received from the Corporation, as set forth more fully in this Agreement and the Severance Plan, Executive, for Executive and for Executive’s heirs, executors, administrators, successors and assigns, forever release and discharge the Corporation, its parents, and each and all of their present and former subsidiaries and affiliates, officers, directors, employees, agents, representatives, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (herein collectively referred to as the “Released Parties”), from and against any and all legally waivable claims, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, sums of money, wages, actions, causes of action, suits, arbitrations, attorneys’ fees, costs, or any right to any monetary damages or any other form of personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which Executive now has, ever has had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to Executive, by reason of any matter, cause, act or omission arising prior to Executive’s signing this Agreement, including, without limitation, those arising out of or in connection with Executive’s employment with or termination from the Corporation or any of its subsidiaries. This includes a release to the fullest extent permitted by law of all rights and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Older Workers Benefit Protection Act of 1990, the Genetic Information

Nondiscrimination Act of 2008 (“GINA”), Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Worker Adjustment and Retraining Notification Act of 1989, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), [New York State Constitution, common law of New York, New York State Human Rights Law, New York Equal Pay Law, New York State Civil Rights Law, New York Off-duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, Article 23-A of the New York State Corrections Law, New York Executive Law Section 296(15), New York Whistleblower Statute, New York Family Leave Law, New York Minimum Wage Act, New York Payment of Wages Law, New York State Sick Leave Law, New York State Paid Family Leave Act, New York State Worker Adjustment and Retraining Notification Act, retaliation provisions of New York Workers’ Compensation Law, New York City Human Rights Law, the New York City Earned Safe and Sick Time Act, the City of New York Administrative Code, New Jersey State Constitution, common law of New Jersey, New Jersey Law Against Discrimination, New Jersey Equal Pay Act, New Jersey Civil Rights Law, New Jersey Security and Financial Empowerment Act, New Jersey Conscientious Employee Protection Act, New Jersey Family Leave Act, New Jersey Earned Sick Leave Law, New Jersey Wage and Hour Law, New Jersey Wage Payment Law, New Jersey WARN Laws, Retaliation provisions of New Jersey Workers’ Compensation Law, New Jersey Family Leave Insurance provisions of the New Jersey Temporary Disability Benefits Law], as well as any amendments to such laws, and other applicable federal, state or local ordinance, statute, regulation or common law claims regarding employment, discrimination, wages, benefits, termination, retaliation, equal opportunity, breach of contract, harassment, whistleblower (to the fullest extent they may be released under applicable law), defamation or other torts, and claims for attorneys’ fees and costs. Executive also understands Executive is releasing any rights or claims concerning bonus(es) and any award(s) or grant(s) under any incentive compensation plan or program.
Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by Executive of: (a) any claim or right Executive may have under this Agreement and the Severance Plan; (b) any claim or right that may arise after the execution of this Agreement; (c) any vested benefits under the written terms of a qualified employee pension benefit plan; (d) the Corporation’s obligations to Executive as a past, present, or future customer or client of the Corporation; (e) any rights which Executive may not release or waive by law; (f) any claim for state unemployment compensation benefits and (g) any indemnification rights Executive may have from Corporation for claims made by third parties against Executive arising out of or in connection with Executive’s employment with Corporation.
9.Section 409A. Pursuant to the Severance Plan, this Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the parties agree that Section 18 of the Severance Plan is incorporated herein by reference as if fully set forth herein.

10.Executive acknowledges that Executive may later discover facts different from or in addition to those which Executive knows or believes to be true now, and Executive agrees that, in such event, this Agreement shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.
11.This Agreement may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Agreement or the Severance Plan or as otherwise required by law.
12.Executive acknowledges that Executive has made an independent investigation of the facts, and does not rely on any statement or representation of the Corporation in entering into this Agreement, other than those set forth herein.
13.Executive agrees that, without limiting the Corporation’s remedies, should Executive commence, continue, join in, or in any other manner attempt to assert any claim released in connection herewith, or otherwise violate in a material fashion any of the terms of this Agreement, the Corporation shall not be required to make any further payments to Executive pursuant to this Agreement or the Severance Plan and shall be entitled to recover all payments already made by it (including interest thereon), in addition to all damages, attorneys’ fees and costs the Corporation incurs in connection with Executive’s breach of this Agreement. Executive further agrees that the Corporation shall be entitled to the repayments and recovery of damages described above without waiver of or prejudice to the release granted by Executive in connection with this Agreement, and that Executive’s violation or breach of any provision of this Agreement shall forever release and discharge the Corporation from the performance of its obligations arising from this Agreement.
14.Executive has been advised and acknowledges that Executive has been given [twenty-one (21)][forty-five (45)] days to sign this Agreement, Executive has seven (7) days following Executive’s signing of this Agreement to revoke and cancel the terms and conditions contained herein, and this Agreement shall not become effective or enforceable until the revocation period has expired on the eighth (8th) day (the “Effective Date”).
15.Executive acknowledges that Executive has been advised hereby to consult with, and has consulted with, an attorney of Executive’s choice prior to signing this Agreement.
16.Executive acknowledges that Executive has fully read this Agreement, understands the contents of this Agreement, and agrees to its terms and conditions of Executive’s own free will, knowingly and voluntarily, and without any duress or coercion.
17.Executive acknowledges and represents that Executive will return prior to the Date of Termination all Corporation-owned property, including but not limited to, all documents and records, materials, policies, procedures, forms and documents, identification cards, credit cards, telephone cards, files, laptops, cell phones, memoranda, keys and other equipment and/or supplies in Executive’s possession, custody or control and all copies thereof, that Executive will not retain such item in Executive’s possession, custody or control following the Date of Termination, and Executive understands that the Corporation has relied upon Executive’s representation and that the return of such property is an express condition of this Agreement. Executive may retain all benefits-related documents pertaining to Executive.
18.Executive understands that this Agreement includes a final general release and restrictive covenants related to confidentiality, non-solicitation and non-competition (including the confidentiality, non-solicitation and/or non-competition restrictions contained in the Severance Plan incorporated herein by reference and any confidentiality, non-solicitation and/or non-competition restrictions contained in an individual equity award or other agreement between Executive and the Corporation, which are incorporated herein by reference), and that Executive can make no further claims against the Corporation or the persons listed in Section 8 of this Agreement relating in any way, directly or indirectly, to Executive’s employment. Executive also understands that this Agreement precludes Executive from recovering any damages or other relief as a result of any lawsuit, grievance, charge or claim brought on Executive’s behalf against the Corporation or the persons listed in Section 8 of this Agreement.
19.Notwithstanding any provision to the contrary herein, Executive agrees that the restrictive covenants related to confidentiality, non-solicitation and non-competition contained in this Agreement are reasonable under the circumstances, valid in duration and scope, and necessary to protect the Corporation’s confidential information. It is the desire and intent of the parties, and Executive agrees, that the restrictive covenants related to confidentiality, non-solicitation and non-competition contained in this Agreement shall be enforced to the fullest extent permissible under applicable laws and public policies. Accordingly, if any term or provision of the restrictive covenants related to confidentiality, non-solicitation and non-competition contained in this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants so as to render such provision or portion thereof enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision, which shall become null and void, leaving the remainder in full force and effect.
20.Executive acknowledges that Executive is receiving adequate consideration (that is in addition to what Executive is otherwise entitled to) for signing this Agreement.
21.This Agreement and the Severance Plan constitute the complete understanding between Executive and the Corporation regarding the subject matter hereof and thereof, unless otherwise specifically mentioned in this Agreement. No other promises or agreements regarding the subject matter hereof and thereof will be binding unless signed by Executive and the Corporation. Neither Executive nor the Corporation has made any representations, promises or statements to induce the other to enter into this Agreement, and both Executive and the Corporation specifically disclaim reliance, and represent that there has been no reliance, on any such representations, promises or statements and any rights arising therefrom.
22.Executive and the Corporation agree that all notices or other communications required or permitted to be given under the terms of this Agreement shall be given in accordance with Section 8 of the Severance Plan.
23.Executive and the Corporation agree that any disputes relating to any matters covered under the terms of this Agreement shall be resolved in accordance with Section 9 of the Severance Plan.
24.By entering into this Agreement, the Corporation does not admit and specifically denies any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving all matters of any kind whatsoever between Executive and the Corporation.
25.In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the relevant provision (or portion thereof) shall be construed or modified so as to provide the Corporation with the maximum protection that is lawful and enforceable, consistent with the intent of the parties in entering this Agreement. If the relevant provision (or portion thereof) cannot be construed or modified to render it lawful and enforceable, the unlawful or unenforceable provision shall be construed as narrowly as possible and shall be severed from the remainder of the relevant provision(s), and the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
26.The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.
27.Unless expressly specified elsewhere in this Agreement, this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of law.
28.This Agreement may be executed in one or more counterparts.

Corporation	Executive

By:	By:

Date:	Date: